                                                                    EXHIBIT 99.1

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our accompanying consolidated financial statements and the notes thereto.

OVERVIEW

     We are a holding company that owns controlling and non-controlling interests in a broad range of electronic retailing, media, communications and entertainment companies. In recent years we have shifted our corporate focus to the acquisition and exercise of control over our affiliated companies. A significant step in this process was our September 2003 acquisition of Comcast Corporation's approximate 56% ownership interest in QVC, Inc., which when combined with our previous 42% ownership interest, increased our ownership to over 98% of QVC, and we now consolidate the financial position and results of operations of QVC. Our more significant businesses during 2004 were QVC, Starz Entertainment Group, LLC and Ascent Media Group, Inc.

     On June 7, 2004, we completed the spin off of our wholly-owned subsidiary, Liberty Media International, Inc. ("LMI"), to our shareholders. Substantially all of the assets and businesses of LMI were attributed to our International Group segment. In connection with the spin off, holders of our common stock on June 1, 2004 received 0.05 of a share of LMI Series A common stock for each share of Liberty Series A common stock owned at 5:00 p.m. New York City time on June 1, 2004 and 0.05 of a share of LMI Series B common stock for each share of Liberty Series B common stock owned at 5:00 p.m. New York City time on June 1, 2004. The spin off is intended to qualify as a tax-free spin off. For accounting purposes, the spin off is deemed to have occurred on June 1, 2004, and we recognized no gain or loss in connection with the spin off.

     During the fourth quarter of 2004, the executive committee of our board of directors approved a plan to dispose of our approximate 56% ownership interest in Maxide Acquisition, Inc. (d/b/a DMX Music, "DMX"). DMX is principally engaged in programming, distributing and marketing digital and analog music services to homes and businesses and was included in our Networks Group operating segment. On February 14, 2005, DMX commenced proceedings under Chapter 11 of the United States Bankruptcy Code. As a result of marketing efforts conducted prior to the bankruptcy filing, DMX has entered into an arrangement, subject to the approval by the Bankruptcy Court, to sell substantially all of its operating assets to an independent third party. Other prospective buyers will have an opportunity to submit offers to purchase all or a portion of those assets by a date to be determined by the Bankruptcy Court. After competitive bids, if any, have been submitted, we expect that the Bankruptcy Court will make a determination as to the appropriate buyer, and the operating assets of DMX will be sold.

     During the first quarter of 2005, our Board of Directors approved a resolution to spin off (the "DHC Spin Off") the capital stock of Discovery Holding Company ("DHC") to the holders of Liberty Series A and Series B common stock. The DHC Spin Off was completed on July 21, 2005 (the "DHC Spin Off Date") and was effected as a dividend by Liberty to holders of its Series A and Series B common stock of shares of DHC Series A and Series B common stock, respectively. Holders of Liberty common stock on July 15, 2005 received 0.10 of a share of DHC Series A common stock for each share of Liberty Series A common stock owned and 0.10 of a share of DHC Series B common stock for each share of Liberty Series B common stock owned. The DHC Spin Off did not involve the payment of any consideration by the holders of Liberty common stock and is intended to qualify as a tax-free transaction. At the time of the DHC Spin Off, DHC's assets were comprised of Liberty's 100% ownership interest in Ascent Media, Liberty's 50% ownership interest in Discovery Communications, Inc. ("Discovery") and $200 million in cash.

     Our consolidated financial statements and accompanying notes have been prepared to reflect LMI, DMX and DHC as discontinued operations. Accordingly, the assets and liabilities, revenue, costs and expenses, and cash flows of LMI, DMX and DHC have been excluded from the respective captions in the accompanying consolidated balance sheets, statements of operations, statements of comprehensive earnings (loss) and statements of cash flows and have been reported under the heading of discontinued operations in such consolidated financial statements.

     QVC has identified improved domestic growth and continued international growth as key areas of focus in 2005. QVC's steps to achieving these goals will include (1) continued domestic and international efforts to increase the number of customers who have access to and use its service and (2) continued expansion of brand selection and available domestic products. The key challenges to achieving these goals in both the U.S. and international markets are (1) increased competition from other home shopping and internet retailers, (2) advancements in technology, such as video on demand and personal video recorders, which may alter TV viewing habits, and (3) maintaining favorable channel positioning as digital TV penetration increases.

     In 2005, Starz Entertainment is concentrating its efforts on improving performance by (1) expanding distribution of its services through co-operative marketing efforts with its primary distributors, (2) exploiting the increased penetration of digital TV and video on demand and (3) growing distribution of new services, such as Internet delivery of movies. The challenges that Starz Entertainment faces include the continued consolidation of the cable and satellite TV distribution industries and negotiating favorable new affiliation agreements as existing agreements expire.

     The "Corporate and Other" category includes our other consolidated subsidiaries and corporate expenses. Our other consolidated subsidiaries include On Command Corporation ("On Command"), OpenTV Corp. ("OpenTV") and TruePosition. On Command provides in-room, on-demand video entertainment and information services to hotels, motels and resorts primarily in the United States. OpenTV provides interactive television solutions, including operating middleware, web browser software, interactive applications, and consulting and support services. TruePosition provides equipment and technology that deliver location-based services to wireless users.

     In addition to the foregoing businesses, we continue to maintain significant investments in public companies such as News Corporation, IAC/InterActiveCorp, Time Warner Inc., Motorola, Inc. and Sprint Corporation, which are accounted for as available-for-sale ("AFS") securities and are included in corporate and other.

RESULTS OF OPERATIONS

     To assist you in understanding and analyzing our business in the same manner we do, we have organized the following discussion of our results of operations into two parts: Consolidated Operating Results, and Operating Results by Business.

CONSOLIDATED OPERATING RESULTS

                                                              YEARS ENDED DECEMBER 31,
                                                           ----------------------------
                                                            2004         2003     2002
                                                           ------       ------   ------
                                                              amounts in millions
     REVENUE

     QVC                                                   $ 5,687      1,973       --
     Starz Entertainment                                       963        906      945
     Corporate and Other                                       401        351      321
                                                           -------      -----    -----
          Consolidated revenue                             $ 7,051      3,230    1,266
                                                           =======      =====    =====

     OPERATING CASH FLOW (DEFICIT)

     QVC                                                   $ 1,230        434       --
     Starz Entertainment                                       239        368      371
     Corporate and Other                                       (30)       (77)     (54)
                                                           -------      -----    -----
          Consolidated operating cash flow                 $ 1,439        725      317
                                                           =======      =====    =====

     OPERATING INCOME (LOSS)

     QVC                                                   $   760        292       --
     Starz Entertainment                                       148        266      297
     Corporate and Other                                      (183)    (1,498)    (311)
                                                           -------      -----    -----
          Consolidated operating income (loss)             $   725       (940)     (14)
                                                           =======      =====    =====

     REVENUE. Our consolidated revenue increased over 100% in each of 2004 and 2003, as compared to the corresponding prior year. These increases are due primarily to our September 2003 acquisition of a controlling interest in QVC. Our consolidated financial statements include $5,687 million and $1,973 million of revenue from QVC for the years ended December 31, 2004 and 2003, respectively. Our 2004 revenue was also positively impacted by an increase at Starz Entertainment of $57 million. In 2003, revenue for Corporate and Other increased $30 million primarily due to our acquisition of OpenTV Corp. in August 2002. Starz Entertainment's revenue decreased in 2003 due primarily to a reduction in rates in former AT&T Broadband systems resulting from the re-negotiation of its affiliation agreement with Comcast in 2003. See "OPERATING RESULTS BY BUSINESS GROUP" below for a more complete discussion of these fluctuations.

     OPERATING CASH FLOW. We define Operating Cash Flow as revenue less cost of sales, operating expenses and selling, general and administrative ("SG&A") expenses (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock compensation, litigation settlements and impairments of long-lived assets that are included in the measurement of operating income pursuant to generally accepted accounting principles ("GAAP"). Accordingly, Operating Cash Flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. See note 18 to the accompanying consolidated financial statements for a reconciliation of Operating Cash Flow to Earnings (Loss) From Continuing Operations Before Income Taxes and Minority Interest.

     Consolidated Operating Cash Flow increased $714 million and $408 million in 2004 and 2003, respectively, as compared to the corresponding prior year. These increases are due primarily to our acquisition of QVC, which contributed $1,230 million and $434 million in 2004 and 2003, respectively, to our consolidated Operating Cash Flow. In 2004, this increase was partially offset by a decrease in Starz Entertainment's operating cash flow ($129 million) primarily due to higher programming costs. In 2003, the increase due to QVC was partially offset by a decrease in our Corporate and Other Group ($23 million), which resulted from lower revenue from ancillary sources and higher legal and consulting expenses.

     STOCK COMPENSATION. Stock compensation includes compensation related to (1) options and stock appreciation rights for shares of our common stock that are granted to certain of our officers and employees, (2) phantom stock appreciation rights ("PSARs") granted to officers and employees of certain of our subsidiaries pursuant to private equity plans and (3) amortization of restricted stock grants. The amount of expense associated with stock compensation is generally based on the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock, as well as the vesting of PSARs and the equity value of the related subsidiary. The increase in stock compensation in 2004 is due primarily to an increase in our stock price. The decrease in stock compensation in 2003 is primarily a result of a decrease in the equity value of Starz Entertainment. The expense reflected in the table is based on the market price of the underlying common stock as of the date of the financial statements and is subject to future adjustment based on market price fluctuations, vesting percentages and, ultimately, on the final determination of market value when the options are exercised.

     DEPRECIATION AND AMORTIZATION. The increase in depreciation in 2004 and 2003 is due to increases in our depreciable asset base resulting from the acquisition of QVC and subsidiary capital expenditures. The increase in amortization in 2004 and 2003 is due primarily to the acquisition of QVC and amortization of the related intangible assets.

     IMPAIRMENT OF LONG-LIVED ASSETS. Starz Entertainment obtained an independent third party valuation in connection with its 2003 annual year-end evaluation of the recoverability of its goodwill. The result of this valuation, which was based on a discounted cash flow analysis of projections prepared by the management of Starz Entertainment, indicated that the fair value of this reporting unit was less than its carrying value. This reporting unit fair value was then used to calculate an implied value of the goodwill related to Starz Entertainment. The $1,352 million excess of the carrying amount of the goodwill (including $1,195 million of allocated enterprise-level goodwill) over its implied value was recorded as an impairment charge in the fourth quarter of 2003. Starz Entertainment's operating income includes $157 million of the foregoing impairment charge and $1,195 million is included in Corporate and Other. The reduction in the value of Starz Entertainment reflected in the third party valuation is believed to be attributable to a number of factors. Those factors include the reliance placed in that valuation on projections by management reflecting a lower rate of revenue growth compared to earlier projections based, among other things, on the possibility that revenue growth may be negatively affected by (1) a reduction in the rate of growth in total digital video subscribers and in the subscription video on demand business as a result of cable operators' increased focus on the marketing and sale of other services, such as high speed Internet access and telephony, and the uncertainty as to the success of marketing efforts by distributors of Starz Entertainment's services and (2) lower per subscriber rates under a new affiliation agreement with Comcast.

     During the year ended December 31, 2002, we determined that the carrying value of certain of our subsidiaries' assets exceeded their respective fair values. Accordingly, we recorded impairments of goodwill related to OpenTV ($92 million) and On Command ($9 million). Such impairments were calculated as the difference between the carrying value and the estimated fair value of the related assets.

     OPERATING INCOME (LOSS). We generated consolidated operating income of $725 million in 2004 compared to operating losses of $940 million and $14 million in 2003 and 2002, respectively. The higher operating loss in 2003 is due primarily to the goodwill impairment charge recorded by Starz Entertainment noted above. Our operating income in 2004 is attributable to QVC ($760 million) and Starz Entertainment ($148 million) partially offset by operating losses of our other consolidated subsidiaries and corporate expenses.

     OTHER INCOME AND EXPENSE

     INTEREST EXPENSE. Interest expense was $615 million, $508 million and $367 million, for the years ended December 31, 2004, 2003 and 2002, respectively, including $83 million, $61 million and $7 million, respectively, of accretion of our exchangeable debentures. In addition, the increase in 2004 is due to our issuance of debt for our acquisition of QVC in September 2003, partially offset by decreases due to our debt retirements in 2004 and the fourth quarter of 2003. The remaining increase in interest expense in 2003 is due primarily to an increase in our debt balance in 2003.

     DIVIDEND AND INTEREST INCOME. Dividend and interest income was $131 million, $164 million and $179 million for the years ended December 31, 2004, 2003 and 2002, respectively. These decreases are due primarily to decreases in the interest we earned on invested cash balances. Interest and dividend income for the year ended December 31, 2004 was comprised of interest income earned on invested cash ($35 million), dividends on News Corp. common stock ($46 million), dividends on Sprint Corporation common stock ($15 million), dividends on ABC Family Worldwide preferred stock ($13 million) and other ($22 million). In connection with our spin off of LMI, we contributed 99.9% of our economic interest in the ABC Family Worldwide preferred stock to LMI. Accordingly, this will not be a source of dividend income for us in the future.

     INVESTMENTS IN AFFILIATES ACCOUNTED FOR USING THE EQUITY METHOD. A summary of our share of earnings (losses) of affiliates, including nontemporary declines in value, is included below:

                        PERCENTAGE
                        OWNERSHIP AT    YEARS ENDED DECEMBER 31,
                        DECEMBER 31,    ------------------------
                          2004          2004      2003      2002
                        ------------    ----      ----      ----
                                          amounts in millions

     Court TV                 50%       $ 17        (1)       (2)
     GSN                      50%         (1)       --        (6)
     QVC                       *          --       107       154
     Other               Various          (1)      (99)     (203)
                                        ----      ----      ----
                                        $ 15         7       (57)
                                        ====      ====      ====

-------------
* QVC was an equity method affiliate until September 2003 when it became a consolidated subsidiary

     Included in share of losses for the years ended December 31, 2003 and 2002, are adjustments for nontemporary declines in value aggregating $71 million and $76 million, respectively. See "OPERATING RESULTS BY BUSINESS GROUP" below for a discussion of our more significant equity method affiliates.

     REALIZED AND UNREALIZED GAINS (LOSSES) ON DERIVATIVE INSTRUMENTS. Realized and unrealized gains (losses) on derivative instruments are comprised of the following:

                                                            YEARS ENDED DECEMBER 31,
                                                       -----------------------------------
                                                        2004           2003         2002
                                                       -------       -------       -------
                                                               amounts in millions
Change in fair value of exchangeable debenture
    call option features                               $  (129)         (158)          784
Change in fair value of equity collars                    (941)         (483)        4,032
Change in fair value of borrowed shares                   (227)         (121)           --
Change in fair value of put options                          2           108          (445)
Change in fair value of put spread collars                   8            21            71
Change in fair value of hedged AFS securities               --            --        (2,378)
Change in fair value of other derivatives(1)                3           (28)           63
                                                       -------       -------       -------
    Total realized and unrealized gains (losses),
        net                                            $(1,284)         (661)        2,127
                                                       =======       =======       =======

-------------
(1) Comprised primarily of forward foreign exchange contracts and interest rate swap agreements.

     During 2002, we had designated our equity collars as fair value hedges. Pursuant to Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," the equity collars were recorded on the balance sheet at fair value, and changes in the fair value of the equity collars and of the hedged securities were recognized in earnings. Effective December 31, 2002, we elected to dedesignate our equity collars as fair value hedges. This election had no impact on our financial position at December 31, 2002 or our results of operations for the year ended December 31, 2002. Subsequent to December 31, 2002, changes in the fair value of our AFS securities that previously had been reported in earnings due to the designation of equity collars as fair value hedges are now reported as a component of other comprehensive income on our balance sheet. Changes in the fair value of the equity collars continue to be reported in earnings.

     GAINS (LOSSES) ON DISPOSITIONS. Aggregate gains (losses) from dispositions are comprised of the following.

                                                         YEARS ENDED DECEMBER 31,
                                                    ------------------------------
TRANSACTION                                          2004        2003         2002
-----------                                         ------      ------       -----
                                                          amounts in millions

Sale of News Corp. non-voting shares                $  844         236           --
Exchange transaction with Comcast                      387          --           --
Sale of investment in Cendant Corporation               --         510           --
Sale of investment in Vivendi                           --         262           --
Exchange of USAI equity securities for Vivendi
    common stock                                        --          --         (817)
Sale of Telemundo Communications Group                  --          --          344
Other, net                                             175         118          (65)
                                                    ------      ------       ------
                                                    $1,406       1,126         (538)
                                                    ======      ======       ======

     In the above described exchange transactions, the gains or losses were calculated based upon the difference between the carrying value of the assets relinquished, as determined on an average cost basis, compared to the fair value of the assets received. See notes 6, 8 and 11 to the accompanying consolidated financial statements for a discussion of the foregoing transactions.

     NONTEMPORARY DECLINES IN FAIR VALUE OF INVESTMENTS. During 2004, 2003 and 2002, we determined that certain of our cost investments experienced other-than-temporary declines in value. As a result, the cost bases of such investments were adjusted to their respective fair values based primarily on quoted market prices at the date each adjustment was deemed necessary. These adjustments are reflected as nontemporary declines in fair value of investments in the consolidated statements of operations. Other-than-temporary declines in value recorded in 2002 related primarily to our investments in Time Warner Inc., News Corporation and Sprint Corporation. Other-than-temporary declines in value in 2004 and 2003 were not significant.

     INCOME TAXES. Our effective tax rate was 54.3% in 2004, was not meaningful in 2003 and was 33.3% for the year ended December 31, 2002. Our effective tax rate in 2004 differed from the U.S. federal income tax rate of 35% primarily due to foreign and state taxes, partially offset by a benefit generated by the recognition of our tax basis in the equity of DMX. Although we had a loss before tax expense for book purposes in 2003, we recorded tax expense of $342 million primarily due to our impairment of goodwill which is not deductible for tax purposes. In addition, we incurred state and foreign taxes and an increase in our valuation allowance for losses of subsidiaries that we do not consolidate for tax purposes. The effective tax rate in 2002 differed from the U.S. federal income tax rate primarily due to state and local taxes and amortization for book purposes that is not deductible for income tax purposes.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE. We and our subsidiaries adopted Statement 142 effective January 1, 2002. Upon adoption, we determined that the carrying value of certain of our reporting units (including allocated enterprise-level goodwill) was not recoverable. Accordingly, in the first quarter of 2002, we recorded an impairment loss of $1,508 million, net of related taxes, as the cumulative effect of a change in accounting principle. This transitional impairment loss includes an adjustment of $61 million for our proportionate share of transition adjustments that our equity method affiliates recorded.

OPERATING RESULTS BY BUSINESS

     QVC. QVC is a retailer of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised shopping programs and, to a lesser extent, via the Internet. In the United States, the programs are aired through its nationally televised shopping network - 24 hours a day, 7 days a week ("QVC-US"). Internationally, QVC has electronic retailing program services based in the United Kingdom ("QVC-UK"), Germany ("QVC-Germany") and Japan ("QVC-Japan"). QVC-UK broadcasts live 19 hours a day. In October 2003, QVC-Germany increased its daily broadcast time from 19 to 24 hours; and in May 2004, QVC-Japan increased its daily broadcast time from 17 to 24 hours. As more fully described in note 4 to the accompanying consolidated financial statements, we acquired a controlling interest in QVC on September 17, 2003. For financial reporting purposes, the acquisition is deemed to have occurred on September 1, 2003, and we have consolidated QVC's results of operations since that date. Accordingly, increases in our revenue and expenses for the years ended December 31, 2004 and 2003 are primarily the result of the September 2003 acquisition of QVC.

     The following discussion describes QVC's results of operations for the full years ended December 31, 2004, 2003 and 2002. Depreciation and amortization for periods prior and subsequent to our acquisition of Comcast's interest in QVC are not comparable as a result of the effects of purchase accounting. However, in order to provide a more meaningful basis for comparing the 2004, 2003 and 2002 periods, the operating results of QVC for the four months ended December 31, 2003 have been combined with the eight months ended August 31, 2003 in the following table and discussion. The combining of predecessor and successor accounting periods is not permitted by GAAP.

                                          YEARS ENDED DECEMBER 31,
                                   -----------------------------------
                                     2004          2003          2002
                                   -------       -------       -------
                                            amounts in millions
Net revenue                        $ 5,687         4,889         4,362
Cost of sales                       (3,594)       (3,107)       (2,784)
                                   -------       -------       -------
    Gross profit                     2,093         1,782         1,578
Operating expenses                    (497)         (447)         (413)
SG&A expenses                         (366)         (322)         (304)
                                   -------       -------       -------
    Operating cash flow              1,230         1,013           861
Stock compensation                     (33)           (6)           (5)
Depreciation and amortization         (437)         (222)         (119)
                                   -------       -------       -------
    Operating income               $   760           785           737
                                   =======       =======       =======

     Net revenue for the years ended December 31, 2004, 2003 and 2002 includes the following revenue by geographical area:

                       YEARS ENDED DECEMBER 31,
                  ------------------------------
                   2004        2003        2002
                  ------      ------      ------
                        amounts in millions
QVC-US            $4,141       3,845       3,705
QVC-UK               487         370         296
QVC-Germany          643         429         275
QVC-Japan            416         245          86
                  ------      ------      ------
Consolidated      $5,687       4,889       4,362
                  ======      ======      ======

     QVC's net revenue increased 16.3% and 12.1% for the years ended December 31, 2004 and 2003, respectively, as compared to the corresponding prior year. The 2004 increase is due primarily to an increase in the number of units shipped, an increase in average sales per customer and favorable foreign currency exchange rates. In 2004, the number of units shipped increased from
121.0 million to 138.0 million, or 14.0%, and average sales per customer increased in each of QVC's markets with Germany increasing 41.6%, Japan 19.0%, United Kingdom 12.4% and the U.S. 7.7%. While the number of units shipped increased, the average sales price per unit ("ASP") in the U.S. market decreased due to purchases of lower priced items within the home category and a shift in product mix to lower priced apparel and accessories. QVC-Germany and QVC-Japan also experienced a drop in ASP in their respective local currencies due primarily to a shift in product mix from jewelry to home products and apparel products. However, these decreases were more than offset by favorable exchange rate fluctuations resulting in an increase in U.S. dollar-denominated ASP in both markets. The 2003 increase in revenue is due to increases in average sales per customer for QVC-Germany and QVC-Japan of 48.4% and 73.0%, respectively, and a 13.0% increase in the number of units shipped, as compared to 2002. Additional increases in 2003 net revenue were due to a 2.8% and a 6.3% increase in net sales per customer in the U.S. and the U.K., respectively. In 2003, QVC-US experienced a 5.7% decrease in ASP, while the ASP in local currency for QVC-UK and QVC-Japan increased 5.0% and 2.3%, respectively. Returns as a percent of gross product revenue decreased from 18.3% in 2002 to 17.8 % in 2003 and to 17.6% in 2004. Each of QVC's
markets added subscribers in 2004 and 2003. The number of homes receiving QVC's services are as follows:

                                    HOMES (IN MILLIONS)
                               ----------------------------
                                       DECEMBER 31,
                               ---------------------------
                               2004                  2003
                               ----                  ----
QVC-US                         88.4                  85.9
QVC-UK                         15.6                  13.1
QVC-Germany                    35.7                  34.6
QVC-Japan                      14.7                  11.8

     As the QVC service is already received by substantially all of the cable television and direct broadcast satellite homes in the U.S., future growth in U.S. sales will depend on continued additions of new customers from homes already receiving the QVC service and continued growth in sales to existing customers. QVC's future sales may also be affected by (i) the willingness of cable and satellite distributors to continue carrying QVC's programming service,
(ii) QVC's ability to maintain favorable channel positioning, which may become more difficult as distributors convert analog customers to digital, (iii) changes in television viewing habit because of personal video recorders and video-on-demand and (iv) general economic conditions.

     As noted above, during the years ended December 31, 2004 and 2003 the increases in revenue and expenses were also impacted by changes in the exchange rates for the UK pound sterling, the euro and the Japanese yen. In the event the U.S. dollar strengthens against these foreign currencies in the future, QVC's revenue and operating cash flow will be negatively impacted. The percentage increase in revenue for each of QVC's geographic areas in dollars and in local currency is as follows:

                                                         PERCENTAGE INCREASE IN NET REVENUE
                               -------------------------------------------------------------------------------------
                                            YEAR ENDED                                       YEAR ENDED
                                         DECEMBER 31, 2004                               DECEMBER 31, 2003
                               -------------------------------------            -------------------------------------
                               US DOLLARS             LOCAL CURRENCY            US DOLLARS             LOCAL CURRENCY
                               ----------             --------------            ----------             --------------
QVC-US                            7.7%                                               3.8%
QVC-UK                           31.6%                    17.5%                     25.0%                     14.2%
QVC-Germany                      49.9%                    36.3%                     56.0%                     31.0%
QVC-Japan                        69.8%                    58.3%                    184.9%                    170.2%

     Gross profit increased from 36.2% of net revenue for the year ended December 31, 2002 to 36.4% for the year ended December 31, 2003 and to 36.8% for 2004. Such increases are due primarily to lower inventory obsolescence provision and higher product margins due to a shift in the product mix from lower margin home products to higher margin apparel and accessory categories.

     QVC's operating expenses are comprised of commissions and license fees, order processing and customer service, provision for doubtful accounts, and credit card processing fees. Operating expenses increased 11.2% and 8.2% for the years ended December 31, 2004 and 2003, respectively, as compared to the corresponding prior year period. These increases are primarily due to increases in sales volume. As a percentage of net revenue, operating expenses were 8.7%, 9.1% and 9.5% for 2004, 2003 and 2002, respectively. As a percent of net revenue, commissions and license fees decreased in both 2004 and 2003, as compared to the corresponding prior year. The decrease in 2004 is primarily due to a decrease in QVC-UK resulting from the termination of commissions to one distributor and an increase in the mix of non-commissionable sales. In 2003, the commissions and license fee expense decreased as a percentage of net revenue for QVC-Japan where certain distributors receive payments based on number of subscribers rather than sales volume. In addition for both periods, there has been an increase in Internet sales for which lower commissions are required to be paid. As a percent of net revenue, order processing and customer service expenses decreased in each international segment in 2004 compared to 2003 as a result of reduced personnel expense due to increased Internet sales, and operator efficiencies in call handling and staffing. Order processing and customer service expenses remained consistent at 3.5% of net revenue for the years ended December 31, 2003 and 2002. QVC's bad debt provision remained constant from 2003 to 2004. The bad debt provision as a percentage of net revenue decreased in 2003 compared to 2002 as the result of a one-time provision related to a bankrupt freight payment agent that occurred in 2002. Credit card processing fees remained consistent at 1.4% of net revenue for each of the years ended December 31, 2004, 2003 and 2002.

     QVC's SG&A expenses increased 13.7% and 5.9% during the years ended December 31, 2004 and 2003, respectively, as compared to the corresponding prior year. The majority of the increase in 2004 is due to increases in personnel costs due to the addition of employees to support the increased sales of QVC's foreign operations and increased broadcasting hours. Information technology and marketing and advertising costs also increased in 2004. Information technology expenditure increases are the result of higher third-party service costs related to various software projects as well as higher software maintenance fees. The increase in advertising and marketing expenditures can largely be attributed to QVC-Japan and QVC-Germany. These increases are partially offset by decreases in transponder fees and a lower provision for statutory local sales and use tax. In connection with our consolidation of QVC in 2003, transponder leases that previously had been accounted for as operating leases are now accounted for as capital leases pursuant to the provisions of EITF Issue No. 01-8. Accordingly, QVC's transponder expense has decreased while depreciation and interest expense have increased in 2004.

     The 2003 increase in SG&A expenses is primarily the net result of increases in personnel, transponder and occupancy costs, partially offset by decreases in advertising and marketing costs. Personnel cost increases reflect the addition of personnel to support the increased sales of the foreign operations. The increase in transponder fees is primarily the result of QVC-UK purchasing greater band-width as well as incurring a full year of digital transmission fees. Occupancy costs increased primarily as the result of higher costs for expanded office space in QVC-Japan. Decreases in advertising and marketing were primarily due to decreased domestic spending related to U.S. infomercial ventures as well as lower payments to affiliates for short-term carriage and incentive programs.

     QVC's depreciation and amortization expense increased for the years ended December 31, 2004 and 2003 due primarily to the amortization of intangible assets recorded in connection with our purchase of QVC.

     STARZ ENTERTAINMENT. Starz Entertainment provides premium programming distributed by cable operators, direct-to-home ("DTH") satellite providers and other distributors throughout the United States. The majority of Starz Entertainment's revenue is derived from the delivery of movies to subscribers under affiliation agreements with these video programming distributors.

     Starz Entertainment's revenue increased 6.3% and decreased 4.1% for the years ended December 31, 2004 and 2003, respectively, as compared to the corresponding prior year. The increase in 2004 is due primarily to an increase in the average number of subscription units for Starz Entertainment's Thematic Multiplex and Encore services. The Thematic Multiplex service is a group of up to six channels, each of which exhibits movies based on an individual theme. Total average subscription units, which represent the number of Starz Entertainment services which are purchased by cable, DTH and other distribution media customers, increased 13.0% during the year ended December 31, 2004, as compared to the prior year. In addition, Starz Entertainment's period-end subscription units increased 21.8 million units or 14.4% since the end of 2003. These increases in subscription units are due in part to (i) new affiliation agreements between Starz Entertainment and certain multichannel video programming distributors and (ii) participation with distributors in national marketing campaigns and other marketing strategies. Under these new affiliation agreements, Starz Entertainment has obtained benefits such as more favorable promotional offerings of its services and increased co-operative marketing commitments. Starz Entertainment is negotiating with certain of its other multichannel video programming distributors, including Echostar Communications whose affiliation agreement has been extended until June 2005, to obtain similar promotions and increased co-operative marketing commitments.

     Starz Entertainment's affiliation agreements generally do not provide for the inclusion of its services in specific programming packages of the distributors. The affiliation agreement with Comcast, however, does include a short-term packaging commitment to carry the Encore and Thematic Multiplex channels (EMP) in specified digital tiers on Comcast's cable systems. Although the affiliation agreement expires at the end of 2010, Comcast's packaging commitment expires at the end of 2005. Starz Entertainment and Comcast are currently negotiating an extension of this packaging commitment. At this time, Starz Entertainment is unable to predict whether it will be able to obtain an extended packaging commitment from Comcast comparable to the current commitment on economic terms that are acceptable to Starz Entertainment. If such an extension cannot be obtained, Comcast may elect to place the EMP services on a less favorable digital tier, which could negatively affect Starz Entertainment's ability to retain and add EMP subscribers in Comcast service areas.

     As noted above, the increase in subscription units is due primarily to subscription units for the Thematic Multiplex service, which has a lower subscription rate than other Starz Entertainment services. In addition, Starz Entertainment has entered into fixed-rate affiliation agreements with certain of its customers. Pursuant to these agreements, the customers pay a fixed rate regardless of the number of subscribers. The fixed rate is increased annually or semi-annually as the case may be. These agreements expire in 2006 through 2008. Due to the foregoing factors, the percentage increase in average subscription units exceeds the percentage increase in revenue. Comcast, DirecTV, Echostar

Communications and Time Warner Inc. generated 24.2%, 23.6%, 11.3% and 9.7%, respectively, of Starz Entertainment's revenue for the year ended December 31, 2004.

     The 2003 decrease in revenue is primarily due to a new seven-year affiliation agreement with Comcast, which Starz Entertainment and Comcast entered into in September 2003. The new affiliation agreement provides for the carriage of the STARZ! and Encore movie services on all of Comcast's owned and operated cable systems, including those systems acquired by Comcast in November 2002 from AT&T Broadband LLC. The AT&T Broadband systems had previously been the subject of an affiliation agreement which provided for AT&T Broadband's unlimited access to all of the existing STARZ! and Encore services in exchange for fixed monthly payments to Starz Entertainment. The effective per-subscriber fee for the AT&T Broadband systems under the new Comcast affiliation agreement is lower than the effective rate under the old AT&T Broadband affiliation agreement, which in conjunction with a loss in STARZ! subscription units in Comcast cable systems resulted in a $77 million decrease in revenue from Comcast in 2003. This decrease was partially offset by a $35 million increase in revenue from other distributors, which resulted from a 13.6% increase in the number of average subscription units.

     Starz Entertainment's subscription units at December 31, 2004, 2003 and 2002 are presented in the table below.

                                      SUBSCRIPTIONS AT DECEMBER 31,
                                -----------------------------------------
SERVICE OFFERING                 2004             2003              2002
----------------                ------           ------           ------
                                              in millions

Thematic Multiplex              130.3            111.4             96.8
Encore                           24.5             21.9             20.9
STARZ!                           14.1             12.3             13.2
Movieplex                         3.9              5.4              5.0
                                -----            -----            -----
                                172.8            151.0            135.9
                                =====            =====            =====

     At December 31, 2004, cable, direct broadcast satellite, and other distribution represented 65.8%, 33.1% and 1.1%, respectively, of Starz Entertainment's total subscription units.

     Starz Entertainment's operating expenses increased $173 million or 40.3% and $22 million or 5.4% for the years ended December 31, 2004 and 2003, respectively, as compared to the corresponding prior year. Such increases are due primarily to increases in programming costs, which increased from $358 million in 2002 to $398 million in 2003 and to $564 million in 2004. Such increases are due to (i) higher cost per title due to new rate cards for movie titles under certain of its license agreements that were effective for movies made available to Starz Entertainment in 2004 and (ii) amortization of deposits previously made under the output agreements. Starz Entertainment's 2003 programming costs were also impacted by increases in the box office performance of movie titles that became available to Starz Entertainment in 2003. In addition, in the first quarter of 2003, Starz Entertainment entered into a settlement agreement regarding the payment of certain music license fees, which resulted in the reversal of a related accrual in the amount of $8 million.

     Starz Entertainment expects that its programming costs in 2005 will exceed the 2004 costs by approximately $115 million to $135 million due to the factors described above. Assuming a similar quantity of movie titles is available to Starz Entertainment in 2006 and the box office performance of such titles is consistent with the performance of titles received in 2005, Starz Entertainment expects that its 2006 programming expense will be less than 10% higher than its 2005 programming expense. These estimates are subject to a number of assumptions that could change depending on the number and timing of movie titles actually becoming available to Starz Entertainment and their ultimate box office performance. Accordingly, the actual amount of cost increases experienced by Starz Entertainment may differ from the amounts noted above. Starz Entertainment currently does not expect to generate sufficient increases in revenue or reductions in other costs to fully offset the programming increases. Accordingly, we are expecting a reduction to Starz Entertainment's operating cash flow and operating income in 2005.

     Starz Entertainment's SG&A expenses increased $13 million or 12.5% and decreased $58 million or 35.0% during 2004 and 2003, respectively, as compared to the corresponding prior year. The 2004 increase is due primarily to increases in sales and marketing expenses partially offset by decreases in bad debt and payroll tax expense. As noted above, Starz Entertainment has entered into new affiliation agreements with certain multichannel television distributors, which, in some cases, has resulted in new packaging of Starz Entertainment's services and increased co-operative marketing commitments. As a result, sales and marketing expenses increased $33 million for the year ended December 31, 2004, as compared to 2003. During the year ended December 31, 2004, Starz Entertainment sold a portion of its pre-petition accounts receivable from Adelphia Communications to an independent third party. Starz Entertainment had previously provided an allowance against the Adelphia accounts receivable based on Starz Entertainment's estimate of the amount it would collect. The proceeds from the sale of the Adelphia accounts receivable exceeded the net accounts receivable balance by approximately $8 million, resulting in a corresponding reduction in bad debt expense of $8 million. In addition, Starz Entertainment recovered approximately $4 million of additional accounts receivable from various customers for which a reserve had previously been provided. The 2003 decrease in SG&A expenses is due primarily to a $57 million decrease in sales and marketing expenses and a $7 million decrease in bad debt expense. The decrease in sales and marketing expenses is due to the reduced number of co-operative promotions by certain multichannel television distributors and the reversal of an accrual recorded in prior years. The higher bad debt expense in 2002 resulted from the bankruptcy filing of Adelphia Communications Corporation.

     Starz Entertainment has outstanding phantom stock appreciation rights held by certain of its officers and employees (including its former chief executive officer). Compensation relating to the phantom stock appreciation rights has been recorded based upon the estimated fair value of Starz Entertainment. The amount of expense associated with the phantom stock appreciation rights is generally based on the vesting of such rights and the change in the fair value of Starz Entertainment. Starz Entertainment's stock compensation decreased in 2003 as a result of a decrease in the estimated equity value of Starz Entertainment.

     As more fully described above under "--Consolidated Operating Results--Impairment of Long-lived Assets," we recorded a $1,352 million impairment charge in 2003 related to Starz Entertainment, of which $1,195 million relates to enterprise-level goodwill and is included in Corporate and Other.

LIQUIDITY AND CAPITAL RESOURCES

     CORPORATE

     Our sources of liquidity include our available cash balances, cash generated by the operating activities of our privately-owned subsidiaries (to the extent such cash exceeds the working capital needs of the subsidiaries and is not otherwise restricted), proceeds from asset sales, monetization of our public investment portfolio (including derivatives), debt and equity issuances, and dividend and interest receipts.

     During the year ended December 31, 2004, our primary corporate uses of cash were investments in and loans to cost investees ($930 million), debt repayments pursuant to our debt reduction program ($994 million), cash used by discontinued operations ($864 million) and the exchange of stock of one of our subsidiaries that held cash and other assets for shares of our common stock held by Comcast ($547 million). These uses of cash were funded primarily by cash on hand, cash transfers from our subsidiaries ($887 million), proceeds from sales of assets ($479 million) and net proceeds from our various derivative transactions ($492 million).

     At December 31, 2004, we have $1,691 million in cash and marketable debt securities, $8,612 million of non-strategic AFS securities (including related derivatives with an estimated fair value of $644 million) and $10,776 million of total face amount of corporate debt. In addition, we own $9,667 million of News Corp. common stock and $3,824 million of IAC/InterActiveCorp common stock, which we consider to be strategic assets. Accordingly, we believe that our liquidity position at December 31, 2004 is very strong.

     Our projected uses of cash in 2005 include $1.0 billion of additional debt repayments as we complete the debt reduction program that we initiated in the fourth quarter of 2003. In addition, we may make additional investments in existing or new businesses. However, we are unable to quantify such investments at this time.

     We expect that our investing and financing activities, including the aforementioned debt reduction plan, will be funded with a combination of cash on hand, cash provided by operating activities, proceeds from equity collar expirations and dispositions of non-strategic assets. Based on the put price and assuming we physically settle each of our AFS Derivatives and excluding any provision for income taxes, we would be entitled to cash proceeds of approximately $1,014 million in 2005, $396 million in 2006, $387 million in 2007, $101 million in 2008, $1,383 million in 2009, and $3,021 million thereafter upon settlement of our AFS Derivatives.

     Prior to the maturity of our equity collars, the terms of certain of our equity and narrow-band collars allow us to borrow against the future put option proceeds at LIBOR or LIBOR plus an applicable spread, as the case may be. As of December 31, 2004, such borrowing capacity aggregated approximately $5,900 million. Such borrowings would reduce the cash proceeds upon settlement noted in the preceding paragraph.

     Based on currently available information, we expect to receive approximately $125 million in dividend and interest income during the year ended December 31, 2005. Based on current debt levels and current interest rates, we expect to make interest payments of approximately $490 million during the year ended December 31, 2005, primarily all of which relates to parent company debt.

     As of December 31, 2004, each of Standard and Poor's Rating Service ("S&P"), Moody's Investors Service ("Moody's") and Fitch Ratings ("Fitch") rated our senior debt at the lowest level of investment grade. At that date, S&P and Moody's both had a negative ratings outlook, while Fitch had a stable outlook. Subsequent to December 31, 2004, S&P affirmed its ratings, but placed us on CreditWatch, and Fitch lowered its outlook to negative and placed us on Rating Watch. Neither S&P nor Fitch provided an estimate of the time for their respective Watch period. However, at the conclusion of the Watch period, we anticipate that each agency will either (1) affirm our rating and outlook, or
(2) downgrade our rating to a level below investment grade. At this time we are unable to predict which of these outcomes will occur. None of our existing indebtedness includes any covenant under which a default could occur as a result of a downgrade in our credit rating. However, any such downgrade could adversely affect our access to the public debt markets and our overall cost of future corporate borrowings. Notwithstanding the foregoing, we do not believe that a downgrade would adversely impact the ability of our subsidiaries to arrange bank financing or our ability to borrow against the value of our equity collars.

     SUBSIDIARIES

     In 2004, our subsidiaries funded capital expenditures ($177 million), acquisitions ($93 million), an increase in working capital ($282 million) and the repurchase of certain subsidiary common stock ($171 million) with cash on hand and cash generated by their operating activities.

     Our subsidiaries currently expect to spend approximately $350 million for capital expenditures in 2005, including $275 million by QVC. These amounts are expected to be funded by the cash flows of the respective subsidiary.

     EQUITY AFFILIATES

     Various partnerships and other affiliates of ours accounted for using the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities. Notwithstanding the foregoing, certain of our affiliates may require additional capital to finance their operating or investing activities. In the event our affiliates require additional financing and we fail to meet a capital call, or other commitment to provide capital or loans to a particular company, such failure may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other stockholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash.

OFF-BALANCE SHEET ARRANGEMENTS AND AGGREGATE CONTRACTUAL OBLIGATIONS

     Starz Entertainment has entered into agreements with a number of motion picture producers which obligate Starz Entertainment to pay fees ("Programming Fees") for the rights to exhibit certain films that are released by these producers. The unpaid balance under agreements for film rights related to films that were available for exhibition by Starz Entertainment at December 31, 2004 is reflected as a liability in the accompanying consolidated balance sheet. The balance due as of December 31, 2004 is payable as follows: $200 million in 2005 and $16 million in 2006.

     Starz Entertainment has also contracted to pay Programming Fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by Starz Entertainment until some future date. These amounts have not been accrued at December 31, 2004. Starz Entertainment's estimate of amounts payable under these agreements is as follows: $538 million in 2005; $256 million in 2006; $125 million in 2007; $108 million in 2008; $98 million in 2009 and $134 million thereafter.

     In addition, Starz Entertainment is also obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company through 2009, all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment from 2005 through 2010 and all qualifying films released theatrically in the United States by Revolution Studios through 2006. Films are generally available to Starz Entertainment for exhibition 10 - 12 months after their theatrical release. The Programming Fees to be paid by Starz Entertainment are based on the quantity and domestic theatrical exhibition receipts of qualifying films. As these films have not yet been released in theatres, Starz Entertainment is unable to estimate the amounts to be paid under these output agreements. However, such amounts are expected to be significant.

     In addition to the foregoing contractual film obligations, each of Disney and Sony has the right to extend its contract for an additional three years. If Sony elects to extend its contract, Starz Entertainment has agreed to pay Sony a total of $190 million in four annual installments of $47.5 million. This option expires December 31, 2007. If made, Starz Entertainment's payments to Sony would be amortized ratably over the extension period beginning in 2011. An extension of this agreement would also result in the payment by Starz Entertainment of Programming Fees for qualifying films released by Sony during the extension period. If Disney elects to extend its contract, Starz Entertainment is not obligated to pay any amounts in excess of its Programming Fees for qualifying films released by Disney during the extension period.

     Liberty guarantees Starz Entertainment's obligations under the Disney and Sony output agreements. At December 31, 2004, Liberty's guarantees for studio output obligations for films released by such date aggregated $763 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, Starz Entertainment has recognized the liability for a portion of its obligations under the output agreements. As this represents a commitment of Starz Entertainment, a consolidated subsidiary of ours, we have not recorded a separate liability for our guarantees of these obligations.

     At December 31, 2004, we guaranteed (Y)4.7 billion ($46 million) of the bank debt of JupiteR Telecommunications Co., Ltd ("J-COM"), a former equity affiliate that provides broadband services in Japan. Our guarantees expire as the underlying debt matures and is repaid. The debt maturity dates range from 2004 to 2018. Our investment in J-COM was attributed to LMI in the spin off. In connection with the spin off of LMI, LMI has agreed to indemnify us for any amounts we are required to fund under these guarantees.

     Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations is summarized below:

                                                                          PAYMENTS DUE BY PERIOD
                                              ------------------------------------------------------------------------
                                                             LESS THAN                                         AFTER
                                               TOTAL          1 YEAR          1-3 YEARS      4-5 YEARS        5 YEARS
                                              -------        ---------        ---------      ---------        --------
CONTRACTUAL OBLIGATIONS                                                  amounts in millions
-----------------------
Long-term debt(1)                             $10,885              10           3,000           2,724           5,151
Long-term derivative instruments                1,889           1,179             336              13             361
Interest expense(2)                             6,714             480             816             676           4,742
Operating lease obligations                       116              36              40              22              18
Programming Fees(3)                             1,475             738             397             206             134
Purchase orders and other obligations             760             737              20               3              --
                                              -------         -------         -------         -------         -------
Total contractual payments                    $21,839           3,180           4,609           3,644          10,406
                                              =======         =======         =======         =======         =======

-------------

(1) Includes all debt instruments, including the call option feature related to our exchangeable debentures. Amounts are stated at the face amount at maturity and may differ from the amounts stated in our consolidated balance sheet to the extent debt instruments (i) were issued at a discount or premium or (ii) are reported at fair value in our consolidated balance sheet. Also includes capital lease obligations.

(2) Assumes the interest rates on our floating rate debt remain constant at the December 31, 2004 rates.

(3) Does not include Programming Fees for films not yet released theatrically, as such amounts cannot be estimated.

     Pursuant to a tax sharing agreement between us and AT&T when we were a subsidiary of AT&T, we received a cash payment from AT&T in periods when we generated taxable losses and such taxable losses were utilized by AT&T to reduce the consolidated income tax liability. To the extent such losses were not utilized by AT&T, such amounts were available to reduce federal taxable income generated by us in future periods, similar to a net operating loss carryforward. During the period from March 10, 1999 to December 31, 2002, we received cash payments from AT&T aggregating $555 million as payment for our taxable losses that AT&T utilized to reduce its income tax liability. In the fourth quarter of 2004, AT&T requested a refund from us of $70 million, plus accrued interest, relating to losses that it generated in 2002 and 2003 and were able to carry back to offset taxable income previously offset by our losses. In the event AT&T generates capital losses in 2004 and is able to carry back such losses to offset taxable income previously offset by our losses, we may be required to refund as much as an additional $229 million (excluding any accrued interest) to AT&T. We are currently unable to estimate how much, if any, we will ultimately refund to AT&T, but we believe that any such refund, if made, would not be material to our financial position.

     In connection with agreements for the sale of certain assets, we typically retain liabilities that relate to events occurring prior to the sale, such as tax, environmental, litigation and employment matters. We generally indemnify the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by us. These types of indemnification guarantees typically extend for a number of years. We are unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, we have not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

     We have contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), "SHARE-BASED PAYMENTS" ("Statement 123R"). Statement 123R, which is a revision of Statement 123 and supersedes APB Opinion No. 25, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on transactions in which an entity obtains employee services. Statement 123R generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). Statement 123R also requires companies to measure the cost of employee services received in exchange for an award of liability instruments (such as stock appreciation rights) based on the current fair value of the award, and to remeasure the fair value of the award at each reporting date.

     Public companies, such as Liberty, are required to adopt Statement 123R as of the beginning of the first interim period that begins after June 15, 2005. The provisions of Statement 123R will affect the accounting for all awards granted, modified, repurchased or cancelled after July 1, 2005. The accounting for awards granted, but not vested, prior to July 1, 2005 will also be impacted. The provisions of Statement 123R allow companies to adopt the standard on a prospective basis or to restate all periods for which Statement 123 was effective. We expect to adopt Statement 123R on a prospective basis, and our financial statements for periods that begin after June 15, 2005 will include pro forma information as though the standard had been adopted for all periods presented.

     While we have not yet quantified the impact of adopting Statement 123R, we believe that such adoption could have a significant impact on our operating income and net earnings in the future.

CRITICAL ACCOUNTING ESTIMATES

     The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting estimates and assumptions, as well as the resulting impact to our financial statements, have been discussed with our audit committee.

     CARRYING VALUE OF INVESTMENTS. Our cost and equity method investments comprise 43.5% and 1.6%, respectively, of our total assets at December 31, 2004 and 36.1% and 1.4%, respectively, at December 31, 2003. We account for these investments pursuant to Statement of Financial Accounting Standards No. 115, Statement of Financial Accounting Standards No. 142, Accounting Principles Board Opinion No. 18, EITF Topic 03-1 and SAB No. 59. These accounting principles require us to periodically evaluate our investments to determine if decreases in fair value below our cost bases are other than temporary or "nontemporary." If a decline in fair value is determined to be nontemporary, we are required to reflect such decline in our statement of operations. Nontemporary declines in fair value of our cost investments are recognized on a separate line in our statement of operations, and nontemporary declines in fair value of our equity method investments are included in share of losses of affiliates in our statement of operations.

     The primary factors we consider in our determination of whether declines in fair value are nontemporary are the length of time that the fair value of the investment is below our carrying value; and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and our intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. Fair value of our publicly traded investments is based on the market prices of the investments at the balance sheet date. We estimate the fair value of our other cost and equity investments using a variety of methodologies, including cash flow multiples, discounted cash flow, per subscriber values, or values of comparable public or private businesses. Impairments are calculated as the difference between our carrying value and our estimate of fair value. As our assessment of the fair value of our investments and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, actual results could differ materially from our estimates and assumptions.

     Our evaluation of the fair value of our investments and any resulting impairment charges are made as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described above are possible. Subsequent decreases in fair value will be recognized in our statement of operations in the period in which they occur to the extent such decreases are deemed to be nontemporary. Subsequent increases in fair value will be recognized in our statement of operations only upon our ultimate disposition of the investment.

     At December 31, 2004, we had unrealized losses of $15 million related to one of our AFS equity securities.

     ACCOUNTING FOR ACQUISITIONS. We acquired QVC in 2003 and OpenTV in 2002. We account for all acquisitions of companies such as these pursuant to Statement of Financial Accounting Standards No. 141, "BUSINESS COMBINATIONS," which prescribes the purchase method of accounting for business combinations. Pursuant to Statement 141, the purchase price is allocated to all of the assets and liabilities of the acquired company, based on their respective fair values. Any excess purchase price over the estimated fair value of the net assets is recorded as goodwill.

     In determining fair value, we are required to make estimates and assumptions that affect the recorded amounts. To assist in this process, we often engage third party valuation specialists to value certain of the assets and liabilities. Estimates used in these valuations may include expected future cash flows (including timing thereof), market rate assumptions for contractual obligations, expected useful lives of tangible and intangible assets and appropriate discount rates. Our estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain.

     The allocation of the purchase price to tangible and intangible assets impacts our statement of operations due to the amortization of these assets. With respect to the acquisition of QVC, the total purchase price of $7.9 billion was allocated to QVC's net assets based on their estimated fair values as determined by an independent valuation firm. QVC's more significant intangible assets included customer relationships and cable and satellite distribution rights, which are amortized over their respective useful lives, and trademarks, which have an indefinite useful life and are not amortized. We also allocated a portion of the purchase price to goodwill, which is not amortized. We estimate that amortization expense related to the amortizable intangible assets will be $312 million annually. If the allocation to QVC's amortizable assets had been 10% or $436 million more and the allocation to trademarks and goodwill had been $436 million less, our annual amortization expense would be $31 million higher.

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS. We use various derivative instruments, including equity collars, narrow-band collars, put spread collars, written put and call options, interest rate swaps and foreign exchange contracts, to manage fair value and cash flow risk associated with many of our investments, some of our debt and transactions denominated in foreign currencies. We account for these derivative instruments pursuant to Statement 133 and Statement of Financial Accounting Standards No. 149 "AMENDMENT OF STATEMENT NO. 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." Statement 133 and Statement 149 require that all derivative instruments be recorded on the balance sheet at fair value. Changes in derivatives designated as fair value hedges and changes in derivatives not designated as hedges are included in realized and unrealized gains (losses) on derivative instruments in our statement of operations.

     We use the Black-Scholes model to estimate the fair value of our derivative instruments ("AFS Derivatives") that we use to manage market risk related to certain of our AFS securities. The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate. We obtain volatility rates from independent sources based on the expected volatility of the underlying security over the term of the derivative instrument. The volatility assumption is evaluated annually to determine if it should be adjusted, or more often if there are indications that it should be adjusted. We obtain a discount rate at the inception of the derivative instrument and update such rate each reporting period based on our estimate of the discount rate at which we could currently settle the derivative instrument. At December 31, 2004, the expected volatilities used to value our AFS Derivatives generally ranged from 20% to 30% and the discount rates ranged from 3.1% to 4.8%. Considerable management judgment is required in estimating the Black-Scholes variables. Actual results upon settlement or unwinding of our derivative instruments may differ materially from these estimates.

     Changes in our assumptions regarding (1) the discount rate and (2) the volatility rates of the underlying securities that are used in the Black-Scholes model would have the most significant impact on the valuation of our AFS Derivatives. The table below summarizes changes in these assumptions and the resulting impacts on our estimate of fair value.

                                           ESTIMATED AGGREGATE
                                           FAIR VALUE OF AFS       DOLLAR VALUE
                ASSUMPTION                   DERIVATIVES              CHANGE
--------------------------------------     -------------------     ------------
                                                     amounts in millions
As recorded at December 31, 2004                 $1,340
25% increase in discount rate                    $1,138              (202)
25% decrease in discount rate                    $1,550               210
25% increase in expected volatilities            $1,298               (42)
25% decrease in expected volatilities            $1,386                46

     CARRYING VALUE OF LONG-LIVED ASSETS. Our property and equipment, intangible assets and goodwill (collectively, our "long-lived assets") also comprise a significant portion of our total assets at December 31, 2004 and 2003. We account for our long-lived assets pursuant to Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 144. These accounting standards require that we periodically, or upon the occurrence of certain triggering events, assess the recoverability of our long-lived assets. If the carrying value of our long-lived assets exceeds their estimated fair value, we are required to write the carrying value down to fair value. Any such writedown is included in impairment of long-lived assets in our consolidated statement of operations. A high degree of judgment is required to estimate the fair value of our long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. In addition, we may obtain independent appraisals in certain circumstances. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value. As each of our operating segments has long-lived assets, this critical accounting policy affects the financial position and results of operations of each segment.

     In 2003, Starz Entertainment obtained an independent third party valuation in connection with its annual year-end evaluation of the recoverability of its goodwill. The result of this valuation, which was based on a discounted cash flow analysis of projections prepared by the management of Starz Entertainment, indicated that the fair value of this reporting unit was less than its carrying value. This reporting unit fair value was then used to calculate an implied value of the goodwill related to Starz Entertainment. The $1,352 million excess of the carrying amount of the goodwill (including $1,195 million of allocated enterprise-level goodwill) over its implied value has been recorded as an impairment charge in the fourth quarter of 2003. The reduction in the value of Starz Entertainment reflected in the third party valuation is believed to be attributable to a number of factors. Those factors include the reliance placed in that valuation on projections by management reflecting a lower rate of revenue growth compared to earlier projections based, among other things, on the possibility that revenue growth may be negatively affected by (1) a reduction in the rate of growth in total digital video subscribers and in the subscription video on demand business as a result of cable operators' increased focus on the marketing and sale of other services, such as high speed Internet access and telephony, and the uncertainty as to the success of marketing efforts by distributors of Starz Entertainment's services and (2) lower per subscriber rates under the new affiliation agreement with Comcast, as compared to the payments required under the 1997 AT&T Broadband affiliation agreement (including the programming pass-through provision).

     In 2002, we recorded a $92 million impairment charge related to OpenTV Corp due to slower than expected growth in the interactive television industry and cutbacks in capital expenditures by broadband service providers.

     INCOME TAXES. We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions that we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on our financial position.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     We are exposed to market risk in the normal course of business due to our ongoing investing and financial activities and our subsidiaries in different foreign countries. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

     We are exposed to changes in interest rates primarily as a result of our borrowing and investment activities, which include investments in fixed and floating rate debt instruments and borrowings used to maintain liquidity and to fund business operations. The nature and amount of our long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. We manage our exposure to interest rates by maintaining what we believe is an appropriate mix of fixed and variable rate debt. We believe this best protects us from interest rate risk. We have achieved this mix by (i) issuing fixed rate debt that we believe has a low stated interest rate and significant term to maturity and (ii) issuing short-term variable rate debt to take advantage of historically low short-term interest rates. As of December 31, 2004, the face amount of our fixed rate debt (considering the effects of interest rate swap agreements) was $7,149 million, which had a weighted average interest rate of 4.7%. Our variable rate debt of $3,736 million had a weighted average interest rate of 3.9% at December 31, 2004. Had market interest rates been 100 basis points higher (representing an approximate 26% increase over our variable rate debt effective cost of borrowing) throughout the year ended December 31, 2004, we would have recognized approximately $37 million of additional interest expense. Had the estimated value of the call option obligations associated with our senior exchangeable debentures been 10% higher during the year ended December 31, 2004, we would have recognized an additional unrealized loss on derivative instruments of $110 million. For additional information regarding the impacts of changes in discount rates and volatilities on our derivative instruments, see "Critical Accounting Estimates-Accounting for Derivatives."

     We are exposed to changes in stock prices primarily as a result of our significant holdings in publicly traded securities. We continually monitor changes in stock markets, in general, and changes in the stock prices of our holdings, specifically. We believe that changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors. We use equity collars, put spread collars, narrow-band collars, written put and call options and other financial instruments to manage market risk associated with certain investment positions. These instruments are recorded at fair value based on option pricing models. Equity collars provide us with a put option that gives us the right to require the counterparty to purchase a specified number of shares of the underlying security at a specified price (the "Company Put Price") at a specified date in the future. Equity collars also provide the counterparty with a call option that gives the counterparty the right to purchase the same securities at a specified price at a specified date in the future. The put option and the call option generally have equal fair values at the time of origination resulting in no cash receipts or payments. Narrow-band collars are equity collars in which the put and call prices are set so that the call option has a relatively higher fair value than the put option at the time of origination. In these cases we receive cash equal to the difference between such fair values.

     Put spread collars provide us and the counterparty with put and call options similar to equity collars. In addition, put spread collars provide the counterparty with a put option that gives it the right to require us to purchase the underlying securities at a price that is lower than the Company Put Price. The inclusion of the secondary put option allows us to secure a higher call option price while maintaining net zero cash to enter into the collar. However, the inclusion of the secondary put exposes us to market risk if the underlying security trades below the put spread price and may restrict our ability to borrow against the derivative.

     Among other factors, changes in the market prices of the securities underlying the AFS Derivatives affect the fair market value of the AFS Derivatives. The following table illustrates the impact that changes in the market price of the securities underlying our AFS Derivatives would have on the fair market value of such derivatives. Such changes in fair market value would be included in realized and unrealized gains (losses) on financial instruments in our consolidated statement of operations.

                                                                     ESTIMATED AGGREGATE FAIR VALUE
                                         ---------------------------------------------------------------------------------
                                                                PUT
                                          EQUITY              SPREAD             PUT               CALL
                                         COLLARS(1)           COLLARS          OPTIONS            OPTIONS           TOTAL
                                         ---------            -------          -------            -------           ------
                                                                       amounts in millions
Fair value at December 31, 2004            $1,618               291              (445)              (124)             1,340
5% increase in market prices               $1,418               290              (423)              (141)             1,144
10% increase in market prices              $1,218               289              (401)              (158)               948
5% decrease in market prices               $1,816               292              (467)              (108)             1,533
10% decrease in market prices              $2,013               292              (489)               (92)             1,724

-------------
(1)  Includes narrow-band collars.

     At December 31, 2004, the fair value of our AFS securities was $21,763 million. Had the market price of such securities been 10% lower at December 31, 2004, the aggregate value of such securities would have been $2,176 million lower resulting in a decrease to unrealized gains in other comprehensive earnings. Such decrease would be partially offset by an increase in the value of our AFS Derivatives as noted in the table above.

     In connection with certain of our AFS Derivatives, we periodically borrow shares of the underlying securities from a counterparty and deliver these borrowed shares in settlement of maturing derivative positions. In these transactions, a similar number of shares that we own have been posted as collateral with the counterparty. These share borrowing arrangements can be terminated at any time at our option by delivering shares to the counterparty. The counterparty can terminate these arrangements upon the occurrence of certain events which limit the trading volume of the underlying security. The liability under these share borrowing arrangements is marked to market each reporting period with changes in value recorded in unrealized gains or losses in the consolidated statement of operations. The shares posted as collateral under these arrangements continue to be treated as AFS securities and are marked to market each reporting period with changes in value recorded as unrealized gains or losses in other comprehensive earnings.

     We are exposed to foreign exchange rate fluctuations related primarily to the monetary assets and liabilities and the financial results of QVC's and Ascent Media's foreign subsidiaries. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated into U.S. dollars at period-end exchange rates, and the statements of operations are translated at actual exchange rates when known, or at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive income (loss) as a separate component of stockholders' equity. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from our operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations.

     From time to time we enter into total return debt swaps in connection with our own or third-party public and private indebtedness. We initially post collateral with the counterparty equal to 10% of the value of the underlying securities. We earn interest income based upon the face amount and stated interest rate of the underlying debt securities, and we pay interest expense at market rates on the amount funded by the counterparty. In the event the fair value of the underlying debt securities declines 10%, we are required to post cash collateral for the decline, and we record an unrealized loss on financial instruments. The cash collateral is further adjusted up or down for subsequent changes in fair value of the underlying debt security. At December 31, 2004, the aggregate purchase price of debt securities underlying total return debt swap arrangements related to our senior notes and debentures was $147 million. As of such date, we had posted cash collateral equal to $15 million. In the event the fair value of the purchased debt securities were to fall to zero, we would be required to post additional cash collateral of $132 million. The posting of such collateral and the related settlement of the agreements would reduce our outstanding debt by an equal amount.

     We periodically assess the effectiveness of our derivative financial instruments. With regard to interest rate swaps, we monitor the fair value of interest rate swaps as well as the effective interest rate the interest rate swap yields, in comparison to historical interest rate trends. We believe that any losses incurred with regard to interest rate swaps would be offset by the effects of interest rate movements on the underlying debt facilities. With regard to equity collars, we monitor historical market trends relative to values currently present in the market. We believe that any unrealized losses incurred with regard to equity collars and swaps would be offset by the effects of fair value changes on the underlying assets. These measures allow our management to measure the success of its use of derivative instruments and to determine when to enter into or exit from derivative instruments.

     Our derivative instruments are executed with counterparties who are well known major financial institutions with high credit ratings. While we believe these derivative instruments effectively manage the risks highlighted above, they are subject to counterparty credit risk. Counterparty credit risk is the risk that the counterparty is unable to perform under the terms of the derivative instrument upon settlement of the derivative instrument. To protect ourselves against credit risk associated with these counterparties we generally:

     o execute our derivative instruments with several different counterparties, and

     o execute equity derivative instrument agreements which contain a provision that requires the counterparty to post the "in the money" portion of the derivative instrument into a cash collateral account for our benefit, if the respective counterparty's credit rating for its senior unsecured debt were to reach certain levels, generally a rating that is below Standard & Poor's rating of A- and/or Moody's rating of A3.

     Due to the importance of these derivative instruments to our risk management strategy, we actively monitor the creditworthiness of each of these counterparties. Based on our analysis, we currently consider nonperformance by any of our counterparties to be unlikely.

     Our counterparty credit risk by financial institution is summarized below:

                            AGGREGATE FAIR VALUE OF
                          DERIVATIVE INSTRUMENTS AT
COUNTERPARTY                  DECEMBER 31, 2004
------------              -------------------------
                             amounts in millions

Counterparty A                    $  541
Counterparty B                       506
Counterparty C                       411
Counterparty D                       342
Counterparty E                       308
Other                                320
                                  ------
                                  $2,428
                                  ======